EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-114522) and related Prospectus of Hewitt Associates, Inc. for the registration of shares of its Class A Common Stock, the Registration Statement (Form S-8 No. 333-91274) pertaining to the Global Stock and Incentive Compensation Plan and Registration Statement (Form S-3 No. 333-119576) and related Prospectus for the registration of $110,000,000 of 2.50% of Convertible Senior Notes due October 1, 2010 of our reports dated November 17, 2005, with respect to the consolidated financial statements of Hewitt Associates, Inc. and subsidiaries, Hewitt Associates, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hewitt Associates, Inc. and subsidiaries, included in this Annual Report on Form 10-K for the year ended September 30, 2005.

/s/ Ernst & Young LLP

Chicago, Illinois

November 17, 2005